SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                        Date of Report (Date of Earliest
                        Event Reported): September 17, 1996




                       CHECKERS DRIVE-IN RESTAURANTS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)




       Delaware                     0-19649                  58-1654960
- ----------------------------      ------------           -------------------
(State or other jurisdiction      (Commission              (IRS Employer
     of incorporation)            File Number)           Identification No.)





    600 Cleveland Street, 8th Floor
         Clearwater, Florida                                 34615
- ----------------------------------------                   ----------
(Address of principal executive offices)                   (Zip Code)




Registrant's telephone number, including area code:              813-441-3500



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                        This Instrument contains 3 pages.

                           There is no Exhibit Index.

Item 5. Other Events.
        ------------

        Checkers Drive-In Restaurants, Inc. ("Checkers") announced on September 17, 1996, that it had reached an agreement in principal on debt restructuring with the new lending group that acquired its outstanding debt under its credit facility on July 30, 1996.

        The term of the credit facility has been extended by one year until July 31, 1999. The principal repayment schedule has been reduced during the term to a level that fits within the Company's current business plan. The agreement provides that no principal payments are scheduled through the first reporting period of 1997. In reporting periods 2 through 8 of 1997, the Company is scheduled to make principal reduction payments of $200,000 per period. Those payments increase to $275,000 in reporting periods 9 through 13 in 1997, and to $350,O0O thereafter. The Company has agreed to a fixed interest rate of 13.75% per annum. Additionally, the agreement provides for a restructuring fee of $4.0 million payable at maturity (July 31 1999), which can be converted into common stock at the option of the Company and/or the lender group under certain specified circumstances.

        The firms which have acquired the debt are the Galileo Fund, L.P. (an affiliate of DDJ Capital Management LLC) of Boston, Massachusetts; Foothill Capital Corporation of Los Angeles, California; Pearl Street L.P. (a division of Goldman, Sachs & Company) of New York, New York; and Canpartners Investments IV, LLC of Los Angeles, California.

        The agreement is subject to definitive documentation, which is expected to be completed in approximately 45 days.



























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


                                    SIGNATURE
                                    ---------


               Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       CHECKERS DRIVE-IN RESTAURANTS, INC.



                                       By:     /s/ Albert J. DiMarco
                                          --------------------------------------
                                           Albert J. DiMarco
                                           President and Chief Executive Officer

Dated:  September 18, 1996